Exhibit 10.1

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

with respect to

Rosie TargetCo LLC

by and between

Renew Development HoldCo LLC, as Seller

and

Rosamond Solar Investment LLC, as Purchaser

dated as of December 21, 2020

Page

Article 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION	2
1.01. Definitions	2
1.02. Rules of Interpretation	13
Article 2 SALE OF MEMBERSHIP INTERESTS AND CLOSING	13
2.01. Purchase and Sale	13
2.02. Payment of Purchase Price	13
2.03. Closing	14
2.04. Adjusted Purchase Price Amount	14
Article 3 REPRESENTATIONS AND WARRANTIES	14
3.01. Representations and Warranties with respect to Seller, the Company and the Rosie Entities	14
3.02. Representations and Warranties with Respect to Purchaser	25
Article 4 CONDITIONS PRECEDENT	27
4.01. Closing Date Conditions Precedent	27
Article 5 Certain Covenants	28
5.01. Purchaser’s Substitute Support Obligations	30
5.02. Tax Matters	30
5.03. Seller Parent Guaranty	30
5.04. Purchaser Parent Guaranty	30
Article 6 Indemnification	30
6.01. Indemnification by Seller	30
6.02. Indemnification by Purchaser	30
6.03. Survival of Representations, Warranties, Covenants and Agreements	30
6.04. Limitations on Claims	33
6.05. Procedure for Indemnification of Third Party Claims	31
6.06. Rights of the Indemnifying Party in the Defense of Third Party Claims	32
6.07. Direct Claims	32
6.08. Exclusive Remedy	33
6.09. Mitigations	33
6.10. Indemnity Treatment	33
Article 7 GENERAL PROVISIONS	33
7.01. Notices	33

i

(continued)

7.02. Entire Agreement	34
7.03. Specific Performance	34
7.04. Time of the Essence	34
7.05. Expenses	34
7.06. Confidentiality; Disclosures	35
7.07. Waiver	35
7.08. Amendment	35
7.09. No Third Party Beneficiary	35
7.10. Assignment	35
7.11. Severability	35
7.12. Governing Law	36
7.13. Consent to Jurisdiction	36
7.14. Waiver of Jury Trial	36
7.15. Limitation on Certain Damages	37
7.16. Disclosures	37
7.17. PDF Signature; Counterparts	37

Exhibits:

Exhibit A        Base Case Model

Exhibit B        Officer’s Certificate of Seller

Exhibit C        Secretary’s Certificate of Seller

Exhibit D        Officer’s Certificate of Purchaser

Exhibit E        Secretary’s Certificate of Purchaser

Exhibit F        Assignment of Membership Interests

Exhibit G        Form of Seller Parent Guaranty

Exhibit H        Form of Purchaser Parent Guaranty

Schedules:

Schedule 6.01(b)        Certain Indemnification Matters

ii

(continued)

Disclosure Schedules:

Schedule 1.01	Permitted Liens
Schedule 3.01(c)	Seller Consents
Schedule 3.01(e)	Seller Approvals
Schedule 3.01(f)	Legal Proceedings
Schedule 3.01(g)	Brokers
Schedule 3.01(i)	Permitted Business Jurisdictions
Schedule 3.01(i)(ii)	Permitted Equity Encumbrances
Schedule 3.01(i)(iv)	Directors and Officers
Schedule 3.01(i)(vi)	Permitted Options
Schedule 3.01(i)(vii)	Permitted Additional Investments
Schedule 3.01(i)(viii)	Permitted Additional Business Operations
Schedule 3.01(i)(x)	Liens on Acquired Interests
Schedule 3.01(j)	Liabilities
Schedule 3.01(k)	Taxes
Schedule 3.01(m)(i)	Company Contracts
Schedule 3.01(m)(iii)	Company Contracts Defaults
Schedule 3.01(n)(i)	Real Property Rights and Land
Schedule 3.01(n)(ii)	Permitted Real Property Agreements
Schedule 3.01(n)(iii)	Part I – Permitted Real Property Rights Agreements
Schedule 3.01(n)(iii)	Part II – Permitted Absent Real Property Rights
Schedule 3.01(p)(i)	Environmental Law Non-Compliance
Schedule 3.01(p)(iii)	Environmental Permits
Schedule 3.01(q)(i)	Permits
Schedule 3.01(q)(ii)	Regulatory Noncompliance
Schedule 3.01(r)	Affiliate Transactions
Schedule 3.01(s)(i)	Intellectual Property
Schedule 3.01(t)	Insurance
Schedule 3.01(v)	Absence of Changes
Schedule 3.01(w)	Bank Accounts
Schedule 3.01(y)	Support Obligations
Schedule 3.02(c)	Purchaser Consents
Schedule 3.02(e)	Permits
Schedule 3.02(h)	Brokers
Schedule 3.02(i)	Purchaser Approvals

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 21, 2020 (the “Execution Date”), is entered into by and between Renew Development HoldCo LLC, a Delaware limited liability company (“Seller”), and Rosamond Solar Investment LLC, a Delaware limited liability company (“Purchaser”). Purchaser and Seller are referred to, collectively, as the “Parties” and each, individually, as a “Party.” Capitalized terms not otherwise defined herein shall have the meaning given them in Section 1.01 of this Agreement.

RECITALS:

1.           Seller owns one hundred percent (100%) of the Class A Units (as defined in the Existing Rosie A&R LLCA) (the “Acquired Interests”) of Rosie TargetCo LLC, a Delaware limited liability company (the “Company”), HA Lighthouse LLC, a Delaware limited liability company (“HASI”) owns one hundred percent (100%) of the Class B Units (as defined in the Existing Rosie A&R LLCA) in the Company, and Clearway Renew LLC, a Delaware limited liability company (the “Class C Member”) owns one hundred percent (100%) of the Class C Units (as defined in the Existing Rosie A&R LLCA) in the Company.

2.           The Company is the sole member and one hundred percent (100%) owner of Rosie Class B LLC, a Delaware limited liability company (“TE Class B Member”), which is the owner of one hundred percent (100%) of the Class B Units (as defined in the Tax Equity Agreement) of Rosie TE HoldCo LLC, a Delaware limited liability company (“TE HoldCo”), and Morgan Stanley Renewables Inc. (the “Tax Equity Investor”) is the owner of one hundred percent (100%) of the Class A Units (as defined in the Tax Equity Agreement) of TE HoldCo.

3.           TE HoldCo is the sole member and one hundred percent (100%) owner of Rosie Project HoldCo LLC, a Delaware limited liability company (“Project HoldCo”), which is the sole member and one hundred percent (100%) owner of Golden Fields Solar III, LLC, a Delaware limited liability company (the “Project Company” and together with TE Class B Member, TE HoldCo and Project HoldCo, the “Rosie Entities” and each a “Rosie Entity”).

4.           The Project Company owns and operates an approximately 192 MW AC ground-mounted solar photovoltaic generating facility and associated infrastructure located in Kern County, California (the “Project”) and sells electric power therefrom.

5.           On the Closing Date, subject to the satisfaction or waiver of the applicable conditions precedent set forth herein, the Acquired Interests will be sold to Purchaser for the Purchase Price as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.01.     Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquired Interests” has the meaning set forth in the recitals to this Agreement.

“Action or Proceeding” means any action, suit, proceeding, arbitration or investigation by or before any Governmental Authority.

“Adjusted Purchase Price Amount” has the meaning set forth in Section 2.04(b).

“Adjusted Purchase Price Model” means the Base Case Model, with the following cells updated by Seller prior to the Substantial Completion Capital Contribution Date, in each case on the basis of the Pricing Adjustments:

(a)          Tab Inputs, Input Reference C9;

(b)         Tab Inputs, Input Reference C24;

(c)          Tab Inputs, Input Reference C25;

(d)          Tab Inputs, Input Reference C31;

(e)          Tab Inputs, Input Reference C32:C33;

(f)           Tab Inputs, Input Reference C43:C54;

(g)          Tab Inputs, Input Reference P45:BC45;

(h)         Tab Inputs, Input Reference P43:WQ43;

(i)           Tab Inputs, Input Reference C100:C103, C187:C191 and C201:C205;

(j)           Tab Inputs, Input Reference P155:SA160;

(k)          Tab Inputs, Input Reference H143:H183;

(l)           Tab Inputs, Input Reference P397:BC397;

(m)         Tab Inputs, Input Reference E463:E502;

(n)          Tab Inputs, Input Reference G463:G502;

(o)          Tab Inputs, Input Reference C563;

(p)          Tab Depreciation, Input Reference U295:BC295; and

(q)         Tab Scenario, Input Reference I8:L8.

“Affiliate” of a specified Person means any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified. For the purposes of this Agreement, Clearway Energy Group LLC and its direct or indirect subsidiaries, including Seller, the Company and the Rosie Entities shall not be considered “Affiliates” of Clearway Energy, Inc. and its direct or indirect subsidiaries, including Purchaser.

“Apportioned Obligations” has the meaning set forth in Section 5.02(a).

“Assignment of Membership Interests” means the Assignment and Assumption Agreement, in substantially the form of Exhibit F attached hereto.

“Balance Sheet” has the meaning set forth in Section 3.01(u)

“Balance Sheet Date” has the meaning set forth in Section 3.01(u).

“Base Case Model” means the financial projections with respect to the Project in file “Rosamond Central – CE Vehicle – External CWEN 12112020.xlsb”, and attached as Exhibit A.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of New Jersey are authorized or obligated to close.

“CAISO” means the California Independent System Operator, Inc.

“Cap” has the meaning set forth in Section 6.04(b).

“Capital Contribution Date” means the Capital Contribution Date as defined in the Tax Equity Agreement.

“Class C Member” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Contracts” has the meaning set forth in Section 3.01(m)(i).

“Consequential Damages” has the meaning set forth in Section 7.15.

“Constitutive Documents” means the certificate of formation and the limited liability company agreement or partnership agreement of a Person.

“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its assets are bound.

“Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“CPUC” means the California Public Utilities Commission.

“Deductible” has the meaning set forth in Section 6.04(a).

“Disclosure Schedules” means the schedules to Seller’s and Purchaser’s representations and warranties of even date herewith delivered in connection with the execution and delivery of this Agreement.

“Employee Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is (or when in effect was) subject to any provision of ERISA, including Title IV of ERISA, and is or was sponsored, maintained or contributed to by Seller, the Company or the Rosie Entities or any ERISA Affiliate.

“Environmental Attributes” means all environmental air quality credits, green credits, carbon credits, emissions reduction credits, certificates, tags, offsets, allowances, or similar products or rights, howsoever entitled, (a) resulting from the avoidance of the emission of any gas, chemical or other substance, including mercury, nitrogen oxide, sulfur dioxide, carbon dioxide, carbon monoxide, particulate matter or similar pollutants or contaminants of air, water, or soil, gas, chemical, or other substance, and (b) attributable to the generation, purchase, sale or use of renewable energy generated or use of renewable generation technologies by the Project, or otherwise attributable to the Project, including any renewable energy credits (“RECs”).

“Environmental Laws” means all applicable Laws relating to the environment, or the handling, storage, transportation, emissions, discharges, Releases or threatened emissions, discharges or Releases of Hazardous Substances into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Substances, including the Clean Air Act, the Federal Water Pollution Control Act (including the Clean Water Act and the Oil Pollution Act), the Safe Drinking Water Act, the Federal Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976), the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Substances), and any other federal, state or local Laws now or hereafter existing relating to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, the Company or the Rosie Entities or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that the Company and the Rosie Entities shall not be considered to be ERISA Affiliates from and after the Closing Date.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Rosie A&R LLCA” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 20, 2020, by and among Seller, HASI and the Class C Member.

“FERC” means the Federal Energy Regulatory Commission.

“Financing Agreement” means that certain Amended and Restated Financing Agreement, dated as of February 25, 2020, by and among TE Class B Member, Rosie DevCo LLC, a Delaware limited liability company, Norddeutsche Landesbank Girozentrale, New York Branch, CIT Bank, N.A., Zions Bancorporation, N.A. and the lenders party thereto.

“Financing Documents” means the Financing Documents (as defined in the Financing Agreement).

“FPA” means the Federal Power Act and all rules and regulations adopted thereunder.

“Fraudulent Action” means, with respect to the applicable Party, any fraud, intentional breach, intentional misrepresentation (excluding negligent misrepresentation) or intentional omission by such Party or any Representative of such Party in connection with this Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the relevant periods.

“Governmental Approval” means any consent or approval required by any Governmental Authority.

“Governmental Authority” means any federal, state, local or municipal governmental body, any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, including NERC, FERC, CAISO, and each Regional Entity, or any court or governmental tribunal.

“HASI” has the meaning set forth in the recitals to this Agreement.

“Hazardous Substances” means any substance, element, compound or mixture, whether solid, liquid or gaseous: (a) which is defined as “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (b) which is otherwise hazardous and is subject to regulation by any Governmental Authority; (c) petroleum hydrocarbons (other than naturally occurring petroleum hydrocarbons); (d) polychlorinated biphenyls (PCBs); (e) asbestos-containing materials (other than naturally occurring asbestos); or (f) radioactive materials (other than naturally occurring radioactive materials).

“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn), (g) in the nature of guaranties of the obligations described in clauses (a) through (f) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, (h) for unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g), or (i) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 6.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 6.

“Initial Capital Contribution Date” means Initial Capital Contribution Date as defined in the Tax Equity Agreement.

“Knowledge” means the actual knowledge of [***], after reasonable inquiry of their direct reports.

“Land” has the meaning set forth in Section 3.01(n)(i).

“Law” means all laws, statutes, treaties, rules, injunctions, judgments, decrees, writs, orders, codes, ordinances, standards, regulations, restrictions, executive orders, official guidelines, policies, directives, interpretations, permits or other pronouncements, in each case, having the effect of law of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, commitment, or expense, in each case, requiring either (a) the payment of a monetary amount, or (b) any type or fulfillment of an obligation, and in each case whether accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest).

“Losses” means any and all claims, damages, losses, Liabilities, costs, fines, penalties assessed by any Governmental Authority and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions), and excluding any consequential, incidental, indirect, special, exemplary or punitive damages.

“Material Adverse Effect” means any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the assets, properties, liabilities, financial condition or results of operations of the Project, the Company or the Rosie Entities, individually or taken as a whole; provided, however, that none of the following shall be or will be at the Closing Date deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect: any fact, event, circumstance, condition, change or effect resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the Company or the Rosie Entities; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, natural disasters or weather-related events or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws), industry standards generally affecting the industry or markets in which the Company or the Rosie Entities operate or GAAP; (e) any change in the financial condition of the Company or the Rosie Entities caused by the transactions contemplated by this Agreement; (f) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (g) any actions to be taken pursuant to or in accordance with this Agreement; or (h) the announcement or pendency of the transactions contemplated hereby, including any labor union activities or disputes; provided, however, that any fact, event, circumstance, condition, change or effect resulting from clauses (a) through (f) shall nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such changes, events, effects or occurrences have a materially disproportionate impact on the Company or the Rosie Entities, taken as whole, as compared to similarly situated businesses in the same industry and in the same geographical area, which shall be deemed to include the State of California.

“MBR Authorization” means a final order issued by FERC (a) authorizing the wholesale sale of electric energy, capacity and specified ancillary services at market-based rates pursuant to Section 205 of the FPA, (b) accepting a tariff pertaining to such sales, and (c) granting waivers of regulations and blanket authorizations customarily granted by FERC to an entity that makes wholesale sales of electric energy, capacity and specified ancillary services at market-based rates, including blanket approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA.

“MW” means megawatt (alternating current).

“NERC” means the North American Electric Reliability Corporation.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other security or equity interest of such Person or any security or right of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other security or equity interest of such Person, or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or any other equity interest or security) of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers (or similar positions) of such Person or the manner in which any shares of capital stock (or any other security or equity interest) of such Person are voted.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means all licenses, permits, consents, authorizations, approvals, ratifications, certifications, exemptions, variances, exceptions and similar consents granted or issued by or from, and filings and registrations with or delivered to, any Governmental Authority.

“Permitted Equity Encumbrances” means (a) those restrictions on transfer imposed by applicable securities laws, (b) Liens or restrictions imposed on transfers set forth in the Constitutive Documents of the Company or any Rosie Entity, (c) in the case of the equity interests in, and assets of, TE HoldCo, Project HoldCo or the Project Company, Liens created pursuant to, and securing any Indebtedness under, the Financing Documents, and (d) Liens or restrictions imposed on transfers set forth in the Tax Equity Agreement.

“Permitted Exceptions” means, with respect to the Real Property Rights, the following:

(a)          all Liens for Taxes, which are not due and payable as of the Closing Date or, if due, are (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or the Rosie Entities;

(b)          all building codes and zoning ordinances and other Laws of any Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property Rights;

(c)          all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(d)          all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(e)          all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Real Property Rights, and all licenses, easements, rights-of-way and other similar agreements relating thereto which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(f)           all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property Rights which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(g)          all rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including, without limitation, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) that have been granted, leased, excepted or reserved prior to the date hereof which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the use and enjoyment of the Real Property Rights; and

(h)          inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business of the Company or the Rosie Entities (i) as to which there is no existing default on the part of the Company or the Rosie Entities or (ii) that are being contested in good faith through appropriate proceedings and as set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or the Rosie Entities.

“Permitted Lien” means any (a) mechanic’s, laborer’s, workmen’s, repairmen’s and carrier’s Liens, including all statutory Liens (i) relating to obligations as to which there is no existing default on the part of the Company or the Rosie Entities or (ii) that Seller is contesting in good faith through appropriate proceedings and set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or the Rosie Entities, as applicable; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or the Rosie Entities; (c) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (d) pledges or deposits to secure public or statutory obligations or appeal bonds; (e) in the case of personal property owned or held by the Company or the Rosie Entities, covenants and other restrictions in the Company Contracts; (f) any Liens relating to or arising from the Financing Documents; and (g) any other Liens set forth on Schedule 1.01 of the Disclosure Schedules.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.

“Pricing Adjustments” means:

[***]

“Project” has the meaning set forth in the recitals to this Agreement.

“Project Company” has the meaning set forth in the recitals to this Agreement.

“Projections” has the meaning set forth in Section 3.01(aa).

“Prudent Industry Practices” means those practices, methods, standards and procedures as are commonly used by a significant portion of those providing operating services on solar facilities of a type and size similar to the Project, which in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the design, manufacture and construction and use of electrical and other equipment, facilities, equipment and improvements, with commensurate standards of safety, performance, dependability, efficiency and economy.

“PUHCA” means the Public Utility Holding Company Act of 2005 and the implementing regulations of the FERC thereunder.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” means Purchaser, its successors and permitted assigns, and each of their Representatives.

“Purchaser Parent” means Clearway Energy Operating LLC, a Delaware limited liability company.

“Purchaser Parent Guaranty” means that guaranty of Purchaser Parent dated as of the Closing Date and attached hereto as Exhibit H.

“Real Property Rights” means all real property rights and interests of the Company or the Rosie Entities, including all options, leases, easements, land use rights, access easements, transmission line easements, rights to ingress and egress, any and all bids, grants, awards, applications, rights to negotiate, and all other rights relating to the Land.

“Regional Entity” means the Western Electricity Coordinating Council.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, emptying, escaping, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or upon any land, water, or air, including the movement of Hazardous Substances through or in any land, water, or air, including the Land.

“Reports” means the Environmental Report (as defined in the Tax Equity Agreement), the Independent Engineer Report (as defined in the Tax Equity Agreement), the Transmission Report (as defined in the Tax Equity Agreement) and the Insurance Report (as defined in the Tax Equity Agreement), including any bring downs of such reports delivered pursuant to the Tax Equity Agreement as of the date hereof.

“Representatives” means with respect to any Person, the officers, directors, employees, counsel, accountants, financing advisors, consultants and agents of such Person.

“Retained Support Obligation” has the meaning set forth in Section 5.01(b).

“Rosie A&R LLCA” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among Purchaser, HASI and the Class C Member.

“Rosie Entity” or “Rosie Entities” has the meaning set forth in the recitals to this Agreement.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Approvals” has the meaning set forth in Section 3.01(e).

“Seller Consents” has the meaning set forth in Section 3.01(c).

“Seller Fundamental Representations” has the meaning set forth in Section 6.03.

“Seller Indemnified Parties” means Seller, its successors and permitted assigns, and each of their Representatives.

“Seller Parent” means Clearway Renew LLC, a Delaware limited liability company.

“Seller Parent Guaranty” means that guaranty of Seller Parent dated as of the Closing Date and attached hereto as Exhibit G.

“Shared Premises” means “Shared Premises” (as defined in the Shared Facilities Agreement).

“Substantial Completion Capital Contribution Date” means the Substantial Completion Capital Contribution Date as defined in the Tax Equity Agreement.

“Substitute Support Obligations” has the meaning set forth in Section 5.01(a).

“Support Obligations” has the meaning set forth in Section 5.01(a).

“Tax” or “Taxes” means any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, charge, assessment, duty, levy, unclaimed property or escheat obligation, compulsory loan or fee of any kind (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein, together with any obligations for the Taxes of any other Person whether as successor, a member of a group, indemnitor, or otherwise.

“Tax Equity Agreement” means that certain Equity Capital Contribution Agreement, dated as of February 25, 2020, by and among TE Class B Member, TE HoldCo, and Morgan Stanley Renewables Inc., a Delaware corporation.

“Tax Equity Investor” has the meaning set forth in the recitals to this Agreement.

“Tax Equity Model” means the Base Case Model as defined in and updated pursuant to the Tax Equity Agreement.

“Tax Return” means any report, form, return, statement or other information (including any amendments) supplied to or filed with, or required to be supplied to or filed with a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, form, return, statement or other information.

“TE Class B Member” has the meaning set forth in the recitals to this Agreement.

“Title Company” means Stewart Title Guaranty Company.

“Title Policy” means the ALTA 2006 extended coverage owner’s policy of title insurance, issued by the Title Company in favor of the Project Company.

“Treasury Regulations” means the final and temporary regulations promulgated by the U.S. Department of Treasury under the Code.

[***]

1.02.      Rules of Interpretation.

(a)          Construction. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter and the neuter gender shall include the masculine and feminine unless the context otherwise indicates.

(b)         References. References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Annexes, Exhibits and Schedules are intended to refer to Annexes, Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes. The terms “include,” “includes” and “including” mean “including, without limitation” and “including but not limited to”. Any date specified for action that is not a Business Day shall mean the first Business Day after such date. Any reference to a Person shall be deemed to include such Person’s successors and permitted assigns. Any reference to any document or documents shall be deemed to refer to such document or documents as amended, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement. References to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law. The words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. References to money refer to legal currency of the United States of America.

(c)          Accounting Terms. As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.

Article 2
SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.01.     Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Acquired Interests at the Closing on the terms and subject to the conditions set forth in this Agreement.

2.02.     Payment of Purchase Price. Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Acquired Interests, Purchaser, by wire transfer of immediately available United States funds, shall pay to Seller at the Closing an amount equal to Twenty-Three Million Three Hundred Twenty Thousand Two Hundred Seventy-Four Dollars ($23,320,274) (the “Base Purchase Price” and, as adjusted pursuant to Section 2.04, the “Purchase Price”).

2.03.     Closing.

(a)          Subject to the terms and conditions of this Agreement, the closing of the transactions described in Section 2.01 (the “Closing”) will take place remotely via the electronic exchange of documents and signatures no later than (a) two (2) Business Days following the fulfillment or waiver of the conditions set forth in Article 4 (other than those conditions that by their nature are to be satisfied on the Closing Date) or (b) such other time as may be determined by mutual agreement of Seller and Purchaser (the day on which the Closing takes place being the “Closing Date”).

(b)         At the Closing, the following shall occur:

(i)           Purchaser shall pay the Base Purchase Price by wire transfer of immediately available funds to Seller’s account, which account shall be communicated by Seller to Purchaser in writing no later than two (2) Business Days prior to the Closing;

(ii)          The Parties shall deliver, or cause to be delivered, to the other Party the certificates and other deliverables pursuant to Article 4;

(iii)         The execution by both Parties of the Assignment of Membership Interests and all other agreements, documents, instruments or certificates required to be delivered at or prior to the Closing pursuant to Article 4; and

(iv)         Seller shall deliver to Purchaser a certificate or certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interests powers duly endorsed for transfer to Purchaser.

2.04.     Adjusted Purchase Price Amount.

(a)          If, as of the Substantial Completion Capital Contribution Date, the Adjusted Purchase Price Amount (as defined below) is positive, the Base Purchase Price shall be increased by the Adjusted Purchase Price Amount and the amount of such increase shall be paid by Purchaser to Seller on the date that is five (5) Business Days after the Substantial Completion Capital Contribution Date. If, as of the Substantial Completion Capital Contribution Date, the Adjusted Purchase Price Amount is negative, the Base Purchase Price shall be decreased by the Adjusted Purchase Price Amount and be paid by Seller to Purchaser on the date that is five (5) Business Days after the Substantial Completion Capital Contribution Date. Any adjustment made under this Section 2.04 will be treated as an adjustment to the Purchase Price for Tax purposes.

(b)         “Adjusted Purchase Price Amount” shall equal the number set forth in Tab PP Adj, Cell T9 of the Adjusted Purchase Price Model.

Article 3
REPRESENTATIONS AND WARRANTIES

3.01.     Representations and Warranties with respect to Seller, the Company and the Rosie Entities. Seller hereby represents and warrants to Purchaser as of the Closing Date, as follows; provided that any representation and warranty set forth in this Section 3.01 and expressly stated to be made only as of a specified date shall be made solely as of such date:

(a)          Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and any other agreements to be executed and delivered by Seller hereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)          Authority. All actions or proceedings necessary to authorize the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)          No Consent. Except as set forth on Schedule 3.01(c) of the Disclosure Schedules (the “Seller Consents”), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Seller of this Agreement does not require Seller to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract or Permit by which it is bound.

(d)          No Conflicts. The execution, delivery and performance of this Agreement by Seller does not and will not (i) conflict with, result in a breach of, or constitute a default under, the Constitutive Documents of Seller or the Company or any material Contract to which Seller, or Company Contract to which the Company or the Rosie Entities, is a party; (ii) result in the creation of any Lien upon any of the Acquired Interests or assets or properties of the Company or the Rosie Entities; (iii) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Seller, the Company or the Rosie Entities or any rights or benefits are to be received by any Person, under any Contract to which Seller, the Company or the Rosie Entities is a party; or (iv) violate in any material respect any applicable Law.

(e)          Regulatory Matters. Except as set forth on Schedule 3.01(e) of the Disclosure Schedules (“Seller Approvals”), no Governmental Approval is required on the part of Seller, the Company or the Rosie Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(f)           Legal Proceedings. Except as set forth in Schedule 3.01(f) of the Disclosure Schedules, and except for Actions or Proceedings in respect of Environmental Laws that are governed exclusively by Section 3.01(p)(ii), there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller, the Company or the Rosie Entities that (i) affect Seller, the Company or the Rosie Entities or any of their assets or properties (including the Project), except, solely in respect of Seller, which would not reasonably be expected to have a material adverse effect on Seller’s ability to perform under this Agreement or (ii) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement. None of Seller, the Company or the Rosie Entities is subject to any Order which materially restricts the operation of its business or which would reasonably be expected to have a Material Adverse Effect.

(g)         Brokers. Except as set forth on Schedule 3.01(g) of the Disclosure Schedules, no Person has any claim against the Seller, the Company or the Rosie Entities for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

(h)          Compliance with Laws. Neither Seller, the Company nor the Rosie Entities is or, to the Knowledge of Seller, has been in the past six (6) years in material violation of any material Law or Order applicable to the Company, the Rosie Entities or the Project or by which any of the Acquired Interests are bound or subject. Notwithstanding the foregoing, compliance with Environmental Laws is exclusively and solely governed by Section 3.01(p) hereof. None of Seller, the Company nor the Rosie Entities has received notice from any Governmental Authority of any material violation of any such Law.

(i)          Company and the Rosie Entities.

(i)           The Company and the Rosie Entities are limited liability companies validly existing and in good standing under the Laws of Delaware, and each has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets. The Company and the Rosie Entities are duly qualified, licensed or admitted to do business and are in good standing in those jurisdictions specified in Schedule 3.01(i) of the Disclosure Schedules, which are the only jurisdictions in which the ownership, use or leasing of the Company’s assets and the Rosie Entities’ assets, or the conduct or nature of their business, makes such qualification, licensing or admission necessary, except in those jurisdictions where the failure to be so qualified, licensed or admitted to do business would not reasonably be expected to result in a Material Adverse Effect.

(ii)          Other than Permitted Equity Encumbrances and except as set forth on Schedule 3.01(i)(ii) of the Disclosure Schedules:

(A)           all of the issued and outstanding Acquired Interests are owned directly, beneficially and of record by Seller free and clear of all Liens;

(B)           all of the issued and outstanding equity interests of TE Class B Member are owned directly, beneficially and of record by the Company, free and clear of all Liens;

(C)            all of the issued and outstanding Class B Units (as defined in the Tax Equity Agreement) of TE HoldCo are owned directly, beneficially and of record by TE Class B Member, free and clear of all Liens;

(D)           all of the issued and outstanding equity interests of Project HoldCo are owned directly, beneficially and of record by TE HoldCo, free and clear of all Liens; and

(E)            all of the issued and outstanding equity interests of the Project Company are owned directly, beneficially and of record by Project HoldCo, free and clear of all Liens.

(iii)         All of the equity interests of the Company and the Rosie Entities have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with federal and state securities laws.

(iv)         The name of each director and officer (or similar positions) of the Company and the Rosie Entities, and the position with the Company or the Rosie Entities held by each, are listed in Schedule 3.01(i)(iv) of the Disclosure Schedules.

(v)              Seller has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the Constitutive Documents of the Company and the Rosie Entities as in effect on the date hereof.

(vi)             Except as set forth in Part I of Schedule 3.01(i)(vi) of the Disclosure Schedules, there are no outstanding Options issued or granted by, or binding upon, the Company or the Rosie Entities for any Person to purchase or sell or otherwise acquire or dispose of any equity interest or other security or interest in the Company or the Rosie Entities other than as set forth under this Agreement, the Financing Documents, the Tax Equity Agreement or the Constitutive Documents of the Company and the Rosie Entities. Except as set forth in Part II of Schedule 3.01(i)(vi) of the Disclosure Schedules, none of the Acquired Interests or the membership interests of the Rosie Entities are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy other than as set forth under the Financing Documents, the Tax Equity Agreement or the Constitutive Documents of the Company and the Rosie Entities.

(vii)            Except as set forth in Section 3.01(i)(ii) and as set forth on Schedule 3.01(i)(vii) of the Disclosure Schedules, neither the Company nor the Rosie Entities have any subsidiaries, equity interests, interests in joint ventures or general or limited partnerships or other investment or portfolio assets of a similar nature.

(viii)           Except as set forth on Schedule 3.01(i)(viii) of the Disclosure Schedules, neither the Company nor the Rosie Entities conduct (i) any business other than the development, ownership, operation and management of the Project or (ii) any operations other than those incidental to the ownership, operation, and management of the Project.

(ix)              The books and records of the Company and the Rosie Entities are (i) in all material respects, accurate and complete and have been maintained in accordance with good business practices and (ii) state in reasonable detail and accurately and fairly reflect the activities and transactions of the Company and the Rosie Entities.

(x)               The (A) execution and delivery by Seller of the Assignment of Membership Interests and (B) if applicable, the delivery of certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser, will transfer to Purchaser good, valid and marketable title to the Acquired Interests, free and clear of all Liens, other than Permitted Equity Encumbrances and except as set forth in Schedule 3.01(i)(x) of the Disclosure Schedules.

(j)                 No Undisclosed Liabilities. Neither the Company nor the Rosie Entities has any liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of the Company or the Rosie Entities (i) incurred in the ordinary course of business consistent with past practice, (ii) that do not and are not individually or in the aggregate reasonably expected to have a Material Adverse Effect, (iii) that constitute amounts payable under the Company Contracts expressly provided for under existing Company Contracts that have not arisen from a breach thereof or thereunder or (iv) as set forth in Schedule 3.01(j) of the Disclosure Schedules.

(k)                Taxes. Except as disclosed on Schedule 3.01(k) of the Disclosure Schedules, since the date of formation of the Company and each of the Rosie Entities, as applicable:

(i)               All federal and all other material Tax Returns required to be filed by or with respect to the Company or the Rosie Entities (or income attributable thereto) have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed. Such Tax Returns are true, correct and complete in all material respects, to the extent such Tax Returns relate to the Company or the Rosie Entities (or income attributable thereto), and Seller, Affiliates of Seller, the Company and the Rosie Entities have paid, or made adequate provisions for the payment of, all Taxes, assessments and other charges due or claimed to be due (regardless of whether shown on any Tax Return) from the Company or the Rosie Entities or for which the Company, Rosie Entities or the Purchaser could be held liable.

(ii)              There are no (i) Actions or Proceedings currently pending or threatened in writing against the Company or the Rosie Entities or related to their business operations, by any Governmental Authority for the assessment or collection of Taxes, (ii) audits or other examinations of any Tax Return of the Company or the Rosie Entities (or income attributable thereto) in progress nor has Seller, any Affiliate of Seller, the Company or the Rosie Entities been notified in writing of any request for examination with respect to the Company or the Rosie Entities, (iii) claims for assessment or collection of Taxes that have been asserted in writing against Seller or any Affiliate of Seller with respect to the Company or the Rosie Entities, the Company or the Rosie Entities (or the income attributable thereto) or (iv) matters under discussion with any Governmental Authority regarding claims for assessment or collection of Taxes against the Company or the Rosie Entities (or income attributable thereto). There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of the Company or the Rosie Entities, and, except as set forth on Schedule 3.01(k) of the Disclosure Schedules, neither the Company nor the Rosie Entities has requested any extensions of time within which to file any Tax Return. There are no Liens for unpaid or delinquent Taxes, assessments or other charges or deposits with respect to the Acquired Interests, other than Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves on financial statements have been established.

(iii)             Seller is not, and its owner for U.S. federal income tax purposes is not, a “foreign person” within the meaning of Code Sections 1445(b)(2) and 1446(f).

(iv)             The Company and the Rosie Entities have been properly classified for federal and state income Tax purposes as disregarded entities or partnerships under Treasury Regulations Section 301.7701-2 and -3 and neither Seller nor any Affiliate of Seller has made or caused to be made any election for any Tax purposes to classify the Company or the Rosie Entities as other than a disregarded entity or partnership.

(v)              Neither the Company nor the Rosie Entities is a party to any Tax allocation, Tax sharing or other similar agreement, other than customary Tax indemnification or other provisions contained in any credit or other ordinary course commercial agreements the primary purpose of which does not relate to Taxes.

(vi)             Neither the Company nor the Rosie Entities, nor Seller or any Affiliate of Seller with respect to the assets or operations of the Company or the Rosie Entities, is or has ever entered into or been a party to any “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(vii)            None of the property owned by either the Company or the Rosie Entities is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Code Section 168(g)(5).

(l)                 Employees. Neither the Company nor the Rosie Entities has, nor has ever had, any employees or any liability, actual or contingent, with respect to any Employee Plan.

(m)               Company Contracts.

(i)               Schedule 3.01(m)(i) of the Disclosure Schedules contains a true, correct and complete list of all material Contracts and amendments, modifications and supplements thereto, to which the Company or the Rosie Entities is a party or by which the Company, the Rosie Entities or any of their assets or properties are bound (collectively, the “Company Contracts”), which includes:

(A)             all Contracts for the purchase, exchange or sale of electric power, capacity, ancillary services or Environmental Attributes;

(B)              all Contracts for the transmission of electric power;

(C)              all interconnection Contracts for electricity;

(D)              all Contracts with Seller, HASI or any of their respective Affiliates; and

(E)               all Contracts relating to the Acquired Interests or membership interests of the Company or the Rosie Entities.

(ii)               Seller has provided Purchaser with, or access to, true, correct and complete copies of all the Company Contracts and the agreements described on Schedule 3.01(m)(i) of the Disclosure Schedules, and all amendments, modifications and supplements thereto. Each Company Contract constitutes the legal, valid, binding and enforceable obligation of the Company or the Rosie Entities party thereto and to the Knowledge of Seller, the other parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each Company Contract is in full force and effect.

(iii)              Except as disclosed on Schedule 3.01(m)(iii) of the Disclosure Schedules, neither the Company nor the Rosie Entities or, to the Knowledge of Seller, the other parties thereto, is in material violation or material breach of or material default under any Company Contract to which it is a party.

(iv)             None of Seller, the Company or any of the Rosie Entities has given or received notice or other written communication regarding any actual, alleged, possible or potential material violation or material breach with respect to any material provision of, or any material default under, or intent to cancel or terminate, any Company Contract, which violation, breach or default has not been remedied, cured or waived or for which any such intent to cancel or terminate has been withdrawn.

(n)                Real Property.

(i)               Schedule 3.01(n)(i) of the Disclosure Schedules lists all Real Property Rights of the Company and the Rosie Entities, the real property in which the Company and the Rosie Entities have Real Property Rights, and appurtenances thereto (collectively, the “Land”). The Land is free and clear of all Liens except (A) for Permitted Exceptions and (B) as disclosed in the Title Policy.

(ii)               Except as set forth on Schedule 3.01(n)(ii) of the Disclosure Schedules, neither the Company nor the Rosie Entities has entered into any assignment, lease, license, sublease, easement or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of the Land.

(iii)              Neither the Company nor the Rosie Entities has caused or suffered to exist any easement, right-of-way, covenant, condition, restriction, reservation, license, agreement or other similar matter that would materially interfere with the operation of the Project or the business of the Company or the Rosie Entities in respect of the Real Property Rights, except as set forth on Part I of Schedule 3.01(n)(iii) of the Disclosure Schedules or in the Title Policy.

(iv)             Except as set forth on Part II of Schedule 3.01(n)(iii) of the Disclosure Schedules, the Real Property Rights are all the real property rights necessary for the Company and the Rosie Entities to develop, construct, own and operate the Project.

(v)              None of Seller, the Company or the Rosie Entities has received any written notice of (A) condemnation, eminent domain or similar governmental proceeding materially affecting, individually or in the aggregate, the Project or (B) zoning, ordinance, building, fire, health, or safety code violations materially affecting the Project.

(o)                Title Policy. Seller has provided to Purchaser a true and correct copy of the Title Policy covering the Real Property Rights. The Real Property Rights are subject only to (i) Permitted Exceptions, (ii) matters disclosed in the Title Policy and (iii) matters consented to in writing by Purchaser.

(p)                Environmental.

(i)                Except as set forth on Schedule 3.01(p)(i) of the Disclosure Schedules, the Company and the Rosie Entities are in compliance with all Environmental Laws, except to the extent that any such material non-compliance would not reasonably be expected to have a Material Adverse Effect. There is no material violation of any Environmental Law or other material liability arising under any Environmental Law with respect to the Project or the Land.

(ii)               There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller, the Company or the Rosie Entities relating to any material violation of Environmental Law. None of Seller, the Company or the Rosie Entities has received notice from any Governmental Authority of any material violation of any Environmental Law.

(iii)             Schedule 3.01(p)(iii) of the Disclosure Schedules sets forth all material Permits required pursuant to any Environmental Law to be acquired or held by or for the benefit of Seller, the Company or the Rosie Entities for the development, construction, ownership, use or operation of the Land or the business of the Company and the Rosie Entities as currently conducted. Except as set forth in Schedule 3.01(p)(iii) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of the Company or the Rosie Entities.

(iv)             To the Knowledge of Seller, there has been no Release of Hazardous Substances at or from the Project in violation of Environmental Laws or Permits required by or issued pursuant to any Environmental Law for the development, construction, ownership, use or operation of the Land or the business of the Company and the Rosie Entities as currently conducted that would be reasonably expected to trigger any obligation of Seller, the Company or the Rosie Entities under Environmental Laws to report, investigate, remove or remediate such Release.

(v)              Seller has made available to Purchaser all material environmental reports, assessments and documents that are in the possession of Seller, the Company or the Rosie Entities and that relate to actual or potential material liabilities or obligations under Environmental Laws with respect to the Project or the Land.

(q)                Permits.

(i)               Schedule 3.01(q)(i) of the Disclosure Schedules sets forth all material Permits required pursuant to any Law to be acquired or held by or for the benefit of Seller, the Company or the Rosie Entities in connection with the development, construction, ownership, maintenance, or operation of the Project, except for those required by the Environmental Laws, which are exclusively and solely governed by Section 3.01(p) hereof, or those of a type that are routinely granted on application and for which none of Seller, the Company or the Rosie Entities has reason to believe will not be obtained in due course. Except as set forth in Schedule 3.01(q)(i) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of the Company or the Rosie Entities.

(ii)               Except as set forth on Schedule 3.01(q)(ii) of the Disclosure Schedules, and except as relates to compliance with Environmental Laws which is exclusively and solely governed by Section 3.01(p) hereof, Seller, the Company and the Rosie Entities are in material compliance with each such Permit, and in compliance with the FPA and PUHCA, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and have received no written notice of violation or noncompliance from any Governmental Authority which violation or noncompliance has not been remedied or any written notice or claim asserting or alleging that any such Permit (i) is not in full force and effect, or (ii) is subject to any Action or Proceeding or unsatisfied condition, in each case of clause (i) and (ii) which has not been remedied or resolved.

(iii)              There are no proceedings pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the modification, revocation or termination of any material Permit set forth in Schedule 3.01(q)(i) of the Disclosure Schedules.

(r)                 Affiliate Transactions. Except as disclosed on Schedule 3.01(r) of the Disclosure Schedules or under the Company Contracts, and except for this Agreement, there are no existing or pending transactions, Contracts or Liabilities between or among the Company or the Rosie Entity on the one hand, and Seller or any of Seller’s Affiliates on the other hand.

(s)                Intellectual Property.

(i)                To the Knowledge of Seller, except as set forth in Schedule 3.01(s)(i) of the Disclosure Schedules, there is not now and has not been during the past three (3) years any infringement or misappropriation by Seller of any valid patent, trademark, trade name, servicemark, copyright, trade secret or similar intellectual property which relates to the Acquired Interests or the assets of the Company or the Rosie Entities and which is owned by any third party, and there is not now any existing or, to the Knowledge of Seller, threatened claim against Seller of infringement or misappropriation of any patent, trademark, trade name, servicemark, copyright trade secret or similar intellectual property which directly relates to the Acquired Interests or the assets of the Company or the Rosie Entities and which is owned by any third party and which, in each case, would reasonably be expected to have a Material Adverse Effect.

(ii)               The Company and each of the Rosie Entities owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Liens other than Permitted Liens, any intellectual property necessary for it to conduct its business as currently conducted, other than such intellectual property the absence of which ownership or the right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)              There is no pending or, to the Knowledge of Seller, threatened claim by Seller against others for infringement or misappropriation of any trademark, trade name, servicemark, copyright, trade secret or similar intellectual property owned by Seller and which is utilized in the conduct of the business of the Company or the Rosie Entities that would reasonably be expected to have a Material Adverse Effect.

(t)                 Insurance. Schedule 3.01(t) of the Disclosure Schedules contains a true, correct and complete list of all insurance policies as of the date of this Agreement that insure the assets and properties and business of the Company or the Rosie Entities or affect or relate to the ownership of any of the assets and properties the Company or the Rosie Entities. Seller has delivered to Purchaser detailed summaries of all the insurance policies set forth on Schedule 3.01(t) of the Disclosure Schedules, all of which are in full force and effect. None of Seller, the Company or the Rosie Entities has received any notice with respect to the assets and properties and business of the Company or the Rosie Entities from any insurer under any insurance policy applicable to the assets and properties and business of the Company or the Rosie Entities disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling any such policy. All premiums due and payable under all such policies have been paid and the terms of such policies have been complied with by Seller, the Company and the Rosie Entities, as applicable, in all material respects. The insurance maintained by or on behalf of the Company or the Rosie Entities is adequate to comply with all Laws and Company Contracts. Except as set forth on Schedule 3.01(t) of the Disclosure Schedules, there are no pending insurance claims. Seller expects insurance coverage for property damage and business interruption for the Project as described in the property and casualty policies set forth on Schedule 3.01(t) of the Disclosure Schedules to continue in all material respects after the Closing Date. Furthermore, at the expiration of such policies, Seller expects the aforementioned policies to be renewed with terms substantially identical to those described in the policies above.

(u)               Balance Sheet. Seller has previously delivered to Purchaser true, correct and complete copies of the most recent unaudited balance sheet (the “Balance Sheet”) of the Company and the Rosie Entities on a consolidated basis for the quarter ended September 30, 2020 (the “Balance Sheet Date”). The Balance Sheet (i) fairly presents, in all material respects, the consolidated financial position and consolidated results of operations of the Company and the Rosie Entities, as of the Balance Sheet Date, (ii) has been prepared in accordance with GAAP consistently applied during the period(s) involved except as otherwise noted therein, subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount, and (iii) has been prepared from the books and records of the Company and the Rosie Entities.

(v)               Absence of Changes. Except as set forth on Schedule 3.01(v) of the Disclosure Schedules, since the Balance Sheet Date (except as otherwise indicated in subparagraph (vii) below) until the date of this Agreement, there has not been:

(i)                any repurchase, redemption or other acquisition of any equity interests of the Company or the Rosie Entities or any interests convertible into equity interests of the Company or the Rosie Entities or any other change in the capitalization or ownership of the Company or the Rosie Entities;

(ii)               any merger of the Company or the Rosie Entities into or with any other Person, consolidation of the Company or the Rosie Entities with any other Person or acquisition by the Company or the Rosie Entities of all or substantially all of the business or assets of any Person;

(iii)              any action by the Company or the Rosie Entities or any commitment entered into by any member of the Company or the Rosie Entities with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

(iv)             any material change in accounting policies or practices (including any change in depreciation or amortization policies) of the Company or the Rosie Entities, except as required under GAAP;

(v)              any sale, lease (as lessor), transfer or other disposal of (including any transfers to any of its Affiliates), or mortgage or pledge, or imposition of any Lien on, any of its assets or properties, or interests therein, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;

(vi)             any creation, incurrence, assumption or guarantee, or agreement to create, incur, assume or guarantee any Indebtedness for borrowed money or entry into any “keep well” or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13); or

(vii)            any event, circumstance, condition or change relating or with respect to the Company or the Rosie Entities that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(w)               Bank Accounts. Schedule 3.01(w) of the Disclosure Schedules sets forth the names and locations of banks, trust companies and other financial institutions at which the Company or the Rosie Entities maintain bank accounts or safe deposit boxes, in each case listing the type of account, the account number, and the names of all Persons authorized to draw thereupon or who have access thereto.

(x)                 Regulatory Status.

(i)                The Project Company is an “exempt wholesale generator,” as such term is defined in PUHCA. As an “exempt wholesale generator,” the Project Company is exempt from PUHCA to the extent provided for in 18 C.F.R. § 366.7(e).

(ii)               Company and each of the Rosie Entities other than the Project Company is a “holding company,” as defined in PUHCA, solely with respect to its direct or indirect, as applicable, ownership of the Project Company and, therefore, Company and each of the Rosie Entities other than the Project Company is entitled to the exemptions and waivers set forth in at 18 C.F.R. § 366.3(a). The Project Company is not a “holding company.”

(iii)              As of the Closing Date, Purchaser, solely by virtue of its indirect ownership of the Project Company, will not be subject to, or will not lose the exemption from, (A) FERC regulation as an “electric utility company,” a “public-utility company,” or a “holding company,” or an “affiliate” or “subsidiary company” as defined under PUHCA, or as “public utility” under the FPA, and (B) CPUC regulation as a “public utility” or an “electrical corporation.”

(iv)              Neither the Company nor any of the Rosie Entities other than the Project Company is subject to regulation as a “public utility” as that term is defined under FPA Section 201(e). The Project Company has received MBR Authorization. Neither the Company nor any of the Rosie Entities is subject to regulation by the CPUC as a “public utility” or, other than the Project Company, an “electrical corporation.”

(y)                Support Obligations. Schedule 3.01(y) of the Disclosure Schedules sets forth a true and complete list of all the Support Obligations.

(z)                 Disclosures. To the Knowledge of Seller, no representation or warranty by Seller contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller, the Company or the Rosie Entities contains, or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading when taken as a whole.

(aa)              Reports. Seller has made available to Purchaser true, complete and correct copies of all Reports delivered pursuant to the Tax Equity Agreement as of the Closing Date.

(bb)              Projections. Seller has prepared the financial projections for the Company and the Rosie Entities, which are reflected in the Base Case Model (the “Projections”), in good faith. To the Knowledge of Seller, the Projections (i) are based on reasonable assumptions, (ii) are consistent in all material respects with Prudent Industry Practices, and (iii) reflect all material payments to be made by the Company or the Rosie Entities to Sellers or its Affiliates.

(cc)              No Other Warranties. Except for the warranties set forth herein, the Acquired Interests are being sold hereunder on an “as is,” “where is” basis. The warranties set forth herein are exclusive and are in lieu of all other warranties, whether statutory, written or oral, express or implied; Seller provides no other warranties with respect to the Acquired Interests, the Company, the Project, the Rosie Entities, the assets of the Company, or the assets of the Rosie Entities, including implied warranties of merchantability and fitness for a particular purpose, and warranties arising from course of dealing or usage of trade, all of which are expressly disclaimed. Except as expressly set forth in Section 3.01, Seller makes no representation or warranty to Purchaser with respect to any financial projections, forecasts or forward looking statements of any kind or nature whatsoever relating to the Company, the Project, the Rosie Entities, the assets of the Company, the assets of the Rosie Entities or the Acquired Interests.

3.02.         Representations and Warranties with Respect to Purchaser. Purchaser hereby represents to Seller as of the Closing Date, as follows; provided that any representation and warranty set forth in this Section 3.02 and expressly stated to be made only as of a specified date shall be made solely as of such date:

(a)                Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and properties and to carry on its business as currently conducted.

(b)                Authority. All actions or proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)                No Consent. Except as disclosed on Schedule 3.02(c) of the Disclosure Schedules, and except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Purchaser of this Agreement does not require Purchaser to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract by which it is bound.

(d)                No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not and will not (i) conflict with, result in a breach of, or constitute a default under, Purchaser’s Constitutive Documents, or any material Contract to which Purchaser is a party, (ii) result in the creation of any Lien upon any of the assets or properties of Purchaser or (iii) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Purchaser, or any rights or benefits are to be received by any Person, under any material Contract to which Purchaser is a party.

(e)                Permits and Filings. Except as disclosed on Schedule 3.02(e) of the Disclosure Schedules, no Permit is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or thereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Purchase Price.

(f)                 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened as of the date of this Agreement against Purchaser that affects Purchaser or any of its assets or properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

(g)                Purchase for Investment. Purchaser (i) is acquiring the Acquired Interests for its own account and not with a view to distribution, (ii) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, (iii) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof, and (iv) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests may be resold without registration under such laws only in certain limited circumstances. Purchaser agrees that it will not sell, convey, transfer or dispose of the Acquired Interests, unless such transaction is made pursuant to an effective registration statement under applicable federal and state securities laws or an exemption from registration requirements of such securities laws.

(h)                Brokers. Except as set forth on Schedule 3.02(h) of the Disclosure Schedules, no Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

(i)                 Governmental Approvals. Except as set forth on Schedule 3.02(i) of the Disclosure Schedules or which have already been obtained, no Governmental Approval is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(j)                 Compliance with Laws. Purchaser is not in material violation of any Law except where any such material violation would not in the aggregate reasonably be expected to have a material adverse effect on Purchaser’s ability to satisfy its obligations under this Agreement.

(k)                Due Diligence. Purchaser, or its Representatives, have had the opportunity to conduct all such due diligence investigations of the Acquired Interests, the Company, the Rosie Entities and the Project as they deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby. Purchaser has relied solely on its independent investigation and the representations and warranties made by Seller in Section 3.01 in making its decision to acquire the Acquired Interests and has not relied on any other statements or advice from Seller or its Representatives.

Article 4
CONDITIONS PRECEDENT

4.01.         Closing Date Conditions Precedent. The obligations of the Parties to sell and purchase, respectively, the Acquired Interests are subject to the fulfillment (or waiver by the applicable Party), at or before the Closing, by the applicable Party of each of the following conditions:

(a)                 Tax Equity Financing. The Initial Capital Contribution Date under the Tax Equity Agreement shall have occurred.

(b)                Approvals/Consents. All consents of Purchaser specified on Schedule 3.02(c) of the Disclosure Schedules and all approvals of Purchaser specified in Schedule 3.02(i) of the Disclosure Schedules shall have been obtained by the Purchaser; and all Seller Approvals and Seller Consents shall have been obtained by the Seller and shall in each case be in full force and effect.

(c)                Litigation. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

(d)                Seller Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(e)                Seller Covenants. The covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing Date have been duly performed or complied with in all material respects.

(f)                 Material Adverse Effect. There will not exist on the Closing Date any condition or fact that, individually or in the aggregate, has or would reasonably be expected to result in a Material Adverse Effect.

(g)                Purchaser Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (except for any of such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(h)                Purchaser Covenants. The covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or before the Closing Date have been duly performed or complied with in all material respects.

(i)                 Withholding Certificate. The Seller shall have delivered to the Purchaser a certificate in form and substance reasonably satisfactory to the Purchaser, certifying that the transactions contemplated by this Agreement are exempt from withholding under Code Sections 1445 and 1446(f).

(j)                 Rosie A&R LLCA. Each of HASI, Purchaser and the Class C Member shall have delivered executed counterparts to the Rosie A&R LLCA in escrow to be released concurrently with the Closing.

(k)               [***]

(l)                 Certificates; Other Ancillary Documents.

(i)                Seller shall have delivered to Purchaser (A) a certificate, dated as of the Closing Date and executed by an authorized officer of Seller, substantially in the form and to the effect of Exhibit B; and (B) a certificate, dated as of the Closing Date and executed by the Secretary of Seller, substantially in the form and to the effect of Exhibit C.

(ii)               Purchaser shall have delivered to Seller (A) a certificate, dated as of the Closing Date and executed by an authorized officer of Purchaser, substantially in the form and to the effect of Exhibit D; and (B) a certificate, dated as of the Closing Date and executed by the Secretary of Purchaser substantially in the form and to the effect of Exhibit E.

Article 5
Certain Covenants

5.01.         Purchaser’s Substitute Support Obligations.

(a)                               Purchaser acknowledges that Seller and certain Affiliates have provided certain credit support pursuant to the support obligations and related agreements described on Schedule 3.01(y) of the Disclosure Schedules (the “Support Obligations”). From the Closing Date and continuing until the replacement and/or release of each Support Obligation, Purchaser shall use commercially reasonable efforts to negotiate a replacement of each Support Obligations (each, a “Substitute Support Obligation”) with the beneficiary thereof and/or to effect the complete and unconditional release of such Support Obligation in a manner reasonably satisfactory to Purchaser, Seller and the beneficiary thereof, including by means of a letter of credit, escrow, posting a bond or cash deposit or other arrangements. The effective date of the Substitute Support Obligations shall be no earlier than the Closing Date.

(b)                From the Closing Date and continuing until the earlier of (i) the effective date of the applicable Substitute Support Obligation and (ii) the date such Support Obligation is no longer required to be maintained under the applicable Company Contract, Seller shall, and shall cause its Affiliates to, (x) maintain each Support Obligation in full force and effect in accordance with the requirements under the applicable Company Contract, (y) perform all of its obligations under each Support Obligation and (z) not amend, modify, grant a waiver in respect of, cancel or consent to the termination of such Support Obligation; provided, however, that solely to the extent that a Support Obligation cannot be released, terminated or replaced by Purchaser at or prior to the Closing (a “Retained Support Obligation”), subject to Section 5.01(c) below, Seller shall, and shall cause its Affiliates to, perform its obligations with respect to such Retained Support Obligation.

(c)                To the extent there is a Retained Support Obligation, Purchaser shall (i) indemnify and hold harmless Seller and its Affiliates (as applicable) from and against any and all Losses that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from a claim on any such Retained Support Obligation after the Closing Date and arising out of or relating to the business, operations, properties, assets or obligations of the Company or the Rosie Entities conducted, existing or arising after the Closing (including as a result of any draw or demand for or making of any payment by Seller or any such Affiliate of Seller under any Support Obligation), (ii) diligently continue to seek the release, termination and replacement of such Support Obligation, and (iii) reimburse Seller or its Affiliates (as applicable) for the actual out-of-pocket costs of, and fees paid by, Seller or its Affiliates in maintaining such Retained Support Obligation accruing at any time after the Closing and until such time as such Retained Support Obligation is replaced; provided that Purchaser’s indemnification obligations under clause (i) shall not affect Seller’s indemnification obligations under Section 5.01(d) or Section 6.01.

(d)                Following the replacement of a Support Obligation by Purchaser for the Project pursuant to a Substitute Support Obligation, Seller shall indemnify and hold harmless Purchaser and its Affiliates (as applicable) from and against any and all Losses that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from a claim on any such Substitute Support Obligation and arising out of or relating to the business, operations, properties, assets or obligations of the Company or the Rosie Entities conducted, existing or arising at or prior to the Closing (including as a result of any draw or demand for or making of any payment by Purchaser or any such Affiliate of Purchaser under any Substitute Support Obligation).

5.02.         Tax Matters.

(a)                All real property Taxes, personal property Taxes and similar obligations of the Company and Rosie Entities imposed by any Governmental Authority that are due or become due for Tax periods within which the Closing Date occurs shall be apportioned between Seller for the pre-Closing Date period (which shall include the Closing Date), on the one hand, and the Company (or the applicable Rosie Entity) for the post-Closing Date period, on the other hand, as of the Closing Date, based upon the actual number of days of the Tax period that have elapsed before and after the Closing Date, and all income Taxes imposed on the Company and the Rosie Entities shall be allocated between the pre-Closing Date period and the post-Closing Date period as though a taxable year of the Company and the Rosie Entities (as applicable) has ended on (and includes) the Closing Date (collectively, the “Apportioned Obligations”). Seller shall be responsible for the portion of such Apportioned Obligations attributable to the period ending on (and including) the Closing Date. The Company (or the applicable Rosie Entity) shall be responsible for the portion of such Apportioned Obligations attributable to the period beginning after the Closing Date. Each Party shall cooperate in assuring that Apportioned Obligations that are the responsibility of Seller pursuant to the preceding sentences are paid by Seller, and that Apportioned Obligations that are the responsibility of the Company (or the applicable Rosie Entity) pursuant to the preceding sentence shall be paid by the Company (or the applicable Rosie Entity). If any refund, rebate or similar payment is received by the Company or the Rosie Entities for any real property Taxes, personal property Taxes or similar obligations referred to above that are Apportioned Obligations, such refund shall be apportioned between Seller and the Company (or the applicable Rosie Entity) as aforesaid on the basis of the obligations of the Company and the Rosie Entities during the applicable Tax period. Any refund, rebate or similar payment received by the Company or a Rosie Entity for any income Tax attributable to the pre-Closing Date period, as determined above, shall be for the benefit of Seller; and any such refund, rebate or similar payment attributable to the post-Closing Date period, as determined above, shall be for the benefit of the Company (or the applicable Rosie Entity).

(b)                For any Taxes with respect to which the taxable period of the Company or the Rosie Entities (as applicable) ends on or before the Closing Date, Seller shall, at its sole cost and expense, timely prepare and file with the appropriate authorities all Tax Returns required to be filed by the Company and the Rosie Entities (as applicable), and pay or cause to be paid all Taxes shown to be due thereon. After the Closing Date, the Company shall, at its sole cost and expense, timely prepare and file, or cause to be timely prepared and filed, with the appropriate authorities all other Tax Returns required to be filed by the Company and the Rosie Entities, as applicable, and pay all Taxes shown to be due thereon.

(c)                Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns of the Company and applicable Rosie Entities, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Section 5.02, and in resolving all Actions or Proceedings, and audits or examinations with respect to such Tax Returns.

5.03.         Seller Parent Guaranty. Seller shall, concurrently with the execution and delivery of this Agreement, cause to be executed and delivered to Purchaser the Seller Parent Guaranty.

5.04.         Purchaser Parent Guaranty. Purchaser shall, concurrently with the execution and delivery of this Agreement, cause to be executed and delivered to Seller the Purchaser Parent Guaranty.

Article 6
Indemnification

6.01.         Indemnification by Seller. Seller hereby indemnifies and holds harmless the Purchaser Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to (a) any breach of any representation, warranty, covenant, agreement or obligation made by Seller in this Agreement or any certificate delivered by Seller pursuant to this Agreement or (b) the matters referenced on Schedule 6.01(b); provided, however, that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Purchaser Indemnified Parties or their agents, officers, employees or contractors.

6.02.      Indemnification by Purchaser. Purchaser hereby indemnifies and holds harmless the Seller Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any breach by Purchaser of any representation, warranty, covenant, agreement or obligation made by Purchaser in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement; provided, however, that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Seller Indemnified Parties or their agents, officers, employees or contractors.

6.03.      Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants, agreements and obligations of Seller and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date as provided in this Section 6.03. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing for twelve (12) months after the Closing Date; provided that (i) the representations and warranties contained in Section 3.01(a) (Existence), Section 3.01(b) (Authority), Section 3.01(g) (Brokers), Sections 3.01(i)(i), (ii), (vi) and (x) (Company and Rosie Entities), Section 3.02(a) (Existence), Section 3.02(b) (Authority) and Section 3.02(h) (Brokers) (the “Seller Fundamental Representations”) shall survive the Closing for five (5) years after the Closing Date and (ii) the representations and warranties in Section 3.01(k) (Taxes) shall survive the Closing until thirty (30) days after the expiration of the applicable Tax statute of limitations. The covenants, agreements and obligations in this Agreement to be performed shall survive until the date on which they have been fully performed. No claim under this Agreement may be made unless such Party shall have delivered, with respect to any claim under Section 6.01 or Section 6.02, a written notice of claim prior to the applicable survival expiration date; provided that, if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 6.04(a) on or prior to the applicable survival expiration date, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Article 6 shall survive with respect to such claim until such claim is finally resolved.

6.04.      Limitations on Claims.

(a)         An Indemnifying Party shall have no obligation to indemnify an Indemnified Party until the aggregate amount of all Losses incurred that are subject to indemnification by such Indemnifying Party pursuant to this Article 6 equal or exceed [***] of the Purchase Price (the “Deductible”) in which event the Indemnifying Party shall be liable for Losses only to the extent they are in excess of the Deductible; provided that the Deductible shall not apply to Losses resulting from, arising out of or relating to (i) any Fraudulent Action or (ii) the matters referenced on Schedule 6.01(b).

(b)         The aggregate liability of the Seller Indemnifying Parties and the Purchaser Indemnifying Parties under this Article 6 resulting from any claims under any breaches of representations or warranties herein and in any certificates delivered pursuant hereto, shall be limited to an amount equal to [***] of the Purchase Price (the “Cap”); provided that the Cap shall not apply to Losses resulting from, arising out of or relating to (i) any Fraudulent Action or (ii) a breach of the Seller Fundamental Representations; provided, further, that the aggregate liability of the Seller Indemnifying Parties resulting from the Seller Fundamental Representations plus any other Losses resulting from any claims under breaches of representations or warranties herein and in any certificates delivered pursuant hereto shall be limited to an amount equal to the Purchase Price. For the avoidance of doubt, the foregoing limitation will not apply to Losses resulting from, arising out of or relating to (i) any breach of any covenant, agreement or obligation made herein or any certificate delivered pursuant hereto or (ii) the matters referenced on Schedule 6.01(b).

(c)         The amount of any claim pursuant to this Article 6 will be reduced by the amount of any insurance proceeds actually recovered (less the cost to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto) and the amount of any Tax benefit (which for this purpose means any reduction in cash Taxes payable that would otherwise be due or the receipt of a refund of Taxes by the Indemnified Parties (or, in the case of an Indemnified Party that is either a disregarded entity, partnership or other pass-through entity for U.S. federal income tax purposes, the ultimate taxpayer(s) with respect to such entity), in each case only with respect to the taxable year in which the Loss was incurred or paid) to the Indemnified Party in respect of such claim or the facts or events giving rise to such indemnity obligation. If the Indemnified Party realizes such Tax benefit after the date on which an indemnity payment has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party in an amount equal to such Tax benefit; provided that such payment shall not exceed the amount of the indemnity payment.

6.05.      Procedure for Indemnification of Third Party Claims.

(a)        Notice. Whenever any claim by a third party shall arise for indemnification under this Article 6, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim and, if known, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.

(b)        Settlement of Losses. If the Indemnified Party has assumed the defense of any claim by a third party which may give rise to indemnity hereunder pursuant to Section 6.06(c), the Indemnified Party shall not settle, consent to the entry of a judgment of or compromise such claim without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.

6.06.      Rights of the Indemnifying Party in the Defense of Third Party Claims.

(a)         Right to Assume the Defense. In connection with any claim by a third party which may give rise to indemnity hereunder, the Indemnifying Party shall have thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party to assume the defense of any such claim, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof.

(b)         Procedure. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such claim, with its own counsel and at its sole cost and expense; provided that, if the claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall in that case jointly assume the defense thereof. The Indemnified Party and the Indemnifying Party shall fully cooperate with each other and their respective counsel in the defense or settlement of such claim. The Party in charge of the defense shall keep the other Party appraised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(c)         Settlement of Losses. The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)        Decline to Assume the Defense. The Indemnified Party may defend against any such claim, at the sole cost and expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim in accordance with the terms hereof if (i) the Indemnifying Party does not assume the defense of any such claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party or (ii) the Indemnified Party reasonably concludes that the Indemnifying Party is (A) not diligently defending the Indemnified Party, (B) not contesting such claim in good faith through appropriate proceedings or (C) has not taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of any asset or property of the Indemnified Party for payment of such claim; provided that in the case of this clause (ii), the Indemnified Party will provide written notice to the Indemnifying Party of Indemnified Party’s conclusion, and Indemnifying Party shall have failed to take the applicable actions within thirty (30) days of such written notice.

6.07.      Direct Claims. In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a claim brought by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the liability arising therefrom. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of such claim notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder; provided, however, if the Indemnifying Party does notify the Indemnified Party that it disputes such claim within the required thirty (30) day period, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If such Parties shall not agree, the Indemnified Party shall be entitled to take any action in law or in equity as such Indemnified Party shall deem necessary to enforce the provisions of this Article 6 against the Indemnifying Party.

6.08.      Exclusive Remedy. Absent any Fraudulent Action, the indemnities set forth in this Article 6 shall be the exclusive remedies of Purchaser and Seller and their respective members, officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

6.09.      Mitigations.

(a)         Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(b)         Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 6, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

6.10.      Indemnity Treatment. Any amount of indemnification payable pursuant to the provisions of this Article 6 shall, to the extent permitted by law, be treated as an adjustment to the Purchase Price (as determined for all relevant Tax purposes).

Article 7
GENERAL PROVISIONS

7.01.      Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses or email addresses, as applicable:

If to Purchaser, to:	Rosamond Solar Investment LLC
c/o Clearway Energy, Inc.
300 Carnegie Center Drive, Suite 300
Princeton, NJ 08540
Attn: Christopher Sotos and Kevin Malcarney
Email: christopher.sotos@clearwayenergy.com and kevin.malcarney@clearwayenergy.com

With a copy to:	Perkins Coie LLP
700 13th St. NW
Washington, DC 20005
Attn: Eric Dodson Greenberg
Email: egreenberg@perkinscoie.com

If to Seller, to:	c/o Clearway Renew LLC
4900 N Scottsdale Road, Suite 5000
Scottsdale, AZ 85251
Attention: Chief Operating Officer
E-mail: am@clearwayenergy.com

With a copy to:	Clearway Renew LLC
5780 Fleet St., Suite 130
Carlsbad, CA 92008
Attention: General Counsel
E-mail: legal@clearwayenergy.com

Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally (or refusal of delivery) to the address provided in this Section 7.01, (b) delivered by confirmed email transmission to the email address provided in this Section 7.01 or (c) delivered (or refusal of such delivery) by registered or certified mail (postage prepaid) or by reputable national overnight courier service in the manner described above to the address provided in this Section 7.01 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 7.01). Any Party from time to time may change its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

7.02.      Entire Agreement. This Agreement and the documents referenced herein supersede all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter hereof.

7.03.      Specific Performance. The Parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Purchaser and Seller shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

7.04.      Time of the Essence. Time is of the essence with regard to all duties and time periods set forth in this Agreement.

7.05.      Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

7.06.      Confidentiality; Disclosures. This Agreement is confidential, and neither Party shall disclose the terms and conditions of this Agreement to any other Person (other than such Party’s Affiliates and its and their respective officers, directors, employees, representatives, agents and advisors) or issue, or permit any of its Affiliates to issue, any press release or otherwise make any public statements or announcements regarding this Agreement or the transactions contemplated by this Agreement without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the other Party, except as otherwise determined to be necessary or appropriate to comply with applicable Law or any rules or regulations of any supervisory authority, regulatory authority or other Governmental Authority having jurisdiction over it or any of its Affiliates (including the Securities and Exchange Commission and the New York Stock Exchange), in which case, the Party required to make such disclosure or issue such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such disclosure, press release or public announcement in advance thereof. Notwithstanding the foregoing, nothing contained in this Agreement shall limit either Party’s (or either Party’s respective Affiliates’) rights to disclose the existence of this Agreement and the general nature of the transactions described herein on any earnings call or in similar discussions with financial media or analysts, stockholders and other members of the investment community.

7.07.      Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 7.01. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

7.08.      Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

7.09.      No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 6.

7.10.      Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided that Purchaser may assign this Agreement, including the right to acquire the Acquired Interests, without the prior written consent of Seller, to (a) any Affiliate of Purchaser, or (b) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, in each case so long as Purchaser remains fully liable for its obligations under this Agreement.

7.11.      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

7.12.      Governing Law. This Agreement and all disputes and controversies arising hereunder shall be governed by and construed in all respects in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law.

7.13.      Consent to Jurisdiction.

(a)         For all purposes of this Agreement, and for all purposes of any Action or Proceeding arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party hereto submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding may be heard and determined in such New York court or, to the extent permitted by law, in such federal court. Each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action or Proceeding relating to this Agreement against the other Party or its properties in the courts of any jurisdiction.

(b)         Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i)      any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County, and

(ii)      the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

(c)         Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 7.01. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

7.14.      Waiver of Jury Trial. To the fullest extent permitted by Law, each Party hereby waives all rights to a trial by jury in any legal action to enforce or interpret the provisions of this Agreement or that otherwise relates to this Agreement.

7.15.      Limitation on Certain Damages. Notwithstanding anything in this Agreement to the contrary, no Party shall be liable to any other Party for any consequential, special, indirect, speculative, exemplary, or punitive damages (collectively, “Consequential Damages”) for any reason with respect to any matter arising out of or relating to this Agreement, whether based on statute, contract, tort or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault; provided, however, that any losses arising out of third party claims for which a Party is entitled to indemnification under this agreement shall not constitute Consequential Damages. For the avoidance of doubt, an Action for the payment of the Purchase Price shall not be considered Consequential Damages.

7.16.      Disclosures. Seller or Purchaser may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement. Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a schedule or in the Disclosure Schedules as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents a material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on, the Company, the Rosie Entities or Purchaser.

7.17.      PDF Signature; Counterparts. This Agreement may be executed by PDF signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

Seller:

RENEW DEVELOPMENT HOLDCO LLC,
a Delaware limited liability company

By:	/s/ Craig Cornelius
Name: Craig Cornelius
Title: President

[Signature Page – Rosamond Central MIPA]

Purchaser:

ROSAMOND SOLAR INVESTMENT LLC,
a Delaware limited liability company

By:/	s/ Christopher S. Sotos
Name: Christopher S. Sotos
Title: President

[Signature Page – Rosamond Central MIPA]